EXHIBIT 99.2

March 14, 2008

Kevan Casey
Unicorp, Inc.
5075 Westheimer Road, Suite 975
Houston, TX 77056

Dear Kevan:

It is our understanding that Unicorp, Inc. (the “Client”) would like to retain Clear Financial Solutions, Inc. (the “Firm”) to provide it with contract CFO services.  We have prepared this proposal (hereinafter referred to as the “Agreement”) based upon our understanding of your needs.  If this Agreement meets with your expectations, you will need to sign in the space below demonstrating your acceptance thereto.

You have requested that we perform Contract CFO Services for your company.  We anticipate that these services will be performed by Steven M. Plumb, CPA.  Mr. Plumb may also utilize other staff members of the Firm.  The standard billing rates for our partners and staff are as follows:

Partner Level $200 per hour
Manager Level $125 - $150 per hour
Staff Level $75 per hour
Bookkeeper $65 per hour

In the course of performing these services we will do the following:

➢	Strategic planning

➢	Review monthly financial statements;

➢	Oversee internal controls;

➢	Provide bookkeeping services;

➢	Provide advice on the application of Generally Accepted Accounting Principles;

➢	Provide advice on the structure of financing transactions and contracts; and

➢	Other projects as requested by management

Firm reports to the Chief Executive Officer and to the Audit Committee of the Board of Directors.  If an Audit Committee is not in place then the Firm reports to the Board of Directors.   Firm has the responsibility, authority and freedom to report to the Audit Committee independent of management.

Please be aware, however, that none of the services provided can be relied upon to detect errors, irregularities, or illegal acts that may exist.  However, we will inform the appropriate level of management of any errors that come to our attention or any irregularities or illegal acts that come to our attention.

Compensation

We estimate that 30 hours per month of Mr. Plumb’s time will be necessary to meet the needs of Client at a cost of $6,000 per month.  A deposit equal to one month’s fee is due and payable upon the execution of this contract.

In addition, Client will issue to Steven M. Plumb an option under Client’s 2007 Stock Option Plan to purchase 500,000 shares of the company’s common stock at a price equal to the closing price of Client’s common stock on the day prior to the execution of this contract.

Services for other contract staff, such as a controller or accountant will be subject to additional fees.

Should the amount of time required to complete this project change, we will inform you promptly.  Services will be billed as incurred at the standard hourly rate of $200.00 per hour. Wherever possible, the Firm will endeavor to utilize lower level staff in an effort to reduce the cost of our services.  Time incurred in excess of the range of hours noted above will be billed at our standard rate.

Client will reimburse Firm for reasonable expenses such as mileage, photocopies, long distance, postage and supplies.  Payment will be due on the 1st of each month.   Interest of 1.5% per month will be charged on all outstanding balances.  If Client becomes 30 days or more in arrears on payments to the Firm, the Firm has the right to stop performing services under this contract.   From time to time the Firm may bring technology or transactions to the attention of the Client.  If a transaction occurs as a result of these efforts, the Firm will be paid a fee equal to 10% of the value of the technology or transaction.

Confidentiality

From time to time the Firm may bring technology or transactions to the attention of Client.  This information will be treated as confidential and may not be shared with other parties for a period of three years without the express written consent of the Firm.  In addition Client agrees that all communications regarding the aforementioned technology or transactions are to be made with the Firm without the express written consent of the Firm.

The Firm and its agents agree to treat the Client’s information as confidential.

Other

The Firm has not been engaged to provide, nor will it provide, any attestation services, such as auditing, review or compilation services under this contract.

The effective date of this contract is March 14, 2008 and is for a period of one year. If the Client cancels the contract or fails to perform for any reason, then it shall pay the Firm damages equal to the balance that it would have paid had the contract been fully performed. Unless canceled by either party with written notice sixty (60) days prior to the end of the contract, the contract will automatically renew for another twelve (12) month period with a 5% fee increase. The contract will roll over automatically until canceled in writing by either party within sixty (60) days notice prior to the end of the contract. The retainers will be applied to the last month’s billing. Should the contract be renewed, the applicable retainer shall be rolled forward and will apply to the last billing of the renewed contract. If the Firm is unable to perform due to circumstances beyond its control, then the Firm is released from this contract and the Firm has no liability under this Agreement.

Guarantee

Firm represents and warrants to Company that all services, work and deliverables to be performed hereunder shall be performed in a professional and workmanlike manner to the highest industry standards.  Firm makes no guarantees or representations regarding any particular result or outcome based on services provided.

Other Matters

Based upon the terms and conditions contained in this Agreement, you are engaging Firm to perform business and management consulting services at such places and times as may be reasonably agreed to by Firm.  It is expressly understood and agreed that no provisions of this Agreement, nor any act of the parties, shall be interpreted to create any relationship between Firm and the Company other than that of independent contractor. Each party agrees to keep confidential the proprietary information of the other party that may be learned during the course of providing or receiving services under this Agreement.  Firm agrees he will not disclose any proprietary or confidential information acquired from the Company under this Agreement, including trade secrets, business plans and confidential or other information which may be proprietary to the Company.  This Agreement shall commence on March 14, 2008 and shall continue indefinitely until such time as either Firm or the Company terminates the Agreement as provided below.  The Company shall process payments to Firm bi-weekly for all undisputed invoices presented by Firm under this Agreement but in no case shall Firm be paid later than thirty (30) days after the receipt of such undisputed invoices.

In the case of a dispute, such representative as the Company may designate will discuss the controversial items with Firm and attempt to resolve the dispute. The parties will attempt to resolve any controversy or claim arising out of this Agreement by mediation prior to commencing any legal action.  The maximum recovery for any damages attributable to work performed, regardless of the cause of action, will be limited to the return of unearned fees paid to Firm.

The parties agree that this Agreement constitutes the entire Agreement between the Client and the Firm and that it supersedes any and all prior or contemporaneous Agreements between the parties, either written or oral, with respect to the transactions contemplated within this Agreement. This Agreement may be modified or amended only by an instrument in writing and signed by all the parties to this Agreement. Any waiver of the terms and conditions of this Agreement must be in writing and signed by all the parties to this Agreement and any such waiver will not be construed as a waiver of any other terms and conditions of this Agreement. A waiver by either party as to any particular breach will not constitute or be considered as a waiver of any similar or other breach or default thereafter.

The Client expressly understands and agrees that the Firm, or any of its employees, will not be prevented or barred from rendering services of the same nature as or a similar nature to those described in this Agreement, or of any nature whatsoever, for or on behalf of any person, firm, corporation or entity other than the Client regardless of the nature of the business of the other person, The Client understands and agrees that the Firm will not be prevented or barred from retaining other persons or entities to provide services of the same nature as or similar nature to those described in this Agreement or of any nature whatsoever.

This Agreement is governed exclusively by Texas substantive law without reference to Texas choice of law rules. The parties agree that all disputes arising out of or related to this Agreement must be litigated in the state district courts of Harris County, Texas, which the parties agree shall be the exclusive forum for any and all litigation between them. The Client expressly agrees that it is subject to personal jurisdiction in Texas for any and all disputes between the parties. The Client further agrees that subject matter jurisdiction for any and all disputes between the parties lies exclusively in the Texas state courts.

Please indicate your acceptance of the above understanding by signing below.  A copy is enclosed for your records.  If your needs change during the year, the nature of our services can be adjusted appropriately.  Likewise, if you have special projects with which we can assist, please let us know. We look forward to a long-term and mutually-beneficial relationship with Unicorp, Inc.

Sincerely,
Clear Financial Solutions, Inc. by

/s/ Steven Plumb

Steven Plumb, CPA

SMP

Reviewed and accepted:

By: /s/  Kevan Casey                                                       Date: March 14, 2007
President/Chief Executive Officer